EXHIBIT 99.1

July 11, 2008

PRESS RELEASE

Newnan Coweta Bancshares, Inc. Announces Second Quarter 2008 Earnings

Newnan Coweta Bancshares, Inc. today announced a net loss for the six month period ending June 30, 2008 of $1,162M or a negative $1.16 basic earnings per share and a negative $1.16 diluted earnings per share versus net income of $1,196M or $1.20 basic earnings per share and a $1.15 diluted earnings per share during the same period ending June 30, 2007. Net interest income totaled $1,064M and $4,595M during the six month periods ending June 30, 2008 and June 30, 2007, respectively. Total assets grew to $240 million at June 30, 2008 as compared to $238 million at December 31, 2007. Loans were $182 million at June 30, 2008 as compared to $186 million at December 31, 2007. The book value per share totaled $18.19 as of June 30, 2008 versus a $19.48 book value per share as of December 31, 2007.

For the quarter, the decrease in net income was primarily due to an increase in nonperforming assets and provision for loan loss expenses. As of June 30, 2008, nonperforming assets totaled $38.9 million representing 16.22% of total assets compared to March 31, 2008 nonperforming assets with a total of $32.4 million, or 13.58% of total assets. Nonperforming assets totaled $225M representing 0.10% of total assets on June 30, 2007. The provision for loan losses totaled $1,005M and $290M for the quarters ending June 30, 2008 and March 31, 2008. “The declining interest rates from the Federal Reserve Bank earlier in the year, the increases in nonperforming assets and the Bank’s contribution to the provision expense has caused for the decrease in net interest income,” stated Mr. James B. Kimsey, President and Chief Executive Officer. He also stated “we are not expecting any significant losses due to the collateral position on the majority of our loans, and we are continuing to monitor our credit quality and the adequacy of our allowance for loan losses. This market makes it nearly impossible to eliminate all possibility of any losses, but we are devoted to constantly strengthening our lending and risk monitoring processes to provide the lowest amount of risk to the Bank as possible.”

Based in Newnan Georgia, Newnan Coweta Bancshares Inc. is a bank holding company that provides traditional bank services to business and consumers through its subsidiary, Neighborhood Community Bank. Founded in April 2000, Neighborhood Community Bank has four full service branches located in Coweta and Fayette Counties. For more information about Neighborhood Community Bank, visit www.ncbbanking.com.